Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cable One, Inc. of our report dated February 26, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cable One, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
May 14, 2026